UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 22, 2015 (May 18, 2015)

Grand Canyon Education, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34211	20-3356009
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3300 W. Camelback Road Phoenix, Arizona		85017
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (602) 639-7500

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

(b) The disclosure set forth below under Item 5.07 regarding the conditional resignation of Mr. Brent D. Richardson as a director of Grand Canyon Education, Inc. (the “Company”) is incorporated herein by reference. This conditional resignation has been tendered solely in connection with the Company’s majority vote policy as disclosed in our proxy statement filed with the Securities and Exchange Commission on March 26, 2015, and is not due to any matter pertaining to a disagreement with the Company’s operations, policies or practices.

Item 5.07.	Submission of Matters to a Vote of Security Holders.

On May 18, 2015, the Company held its 2015 Annual Meeting of Stockholders. The total number of shares of the Company’s common stock, par value of $0.01 per share, voted in person or by proxy at the Annual Meeting was 43,322,788, representing approximately 92% of the 47,063,462 shares that were outstanding and entitled to vote. The following matters were voted upon at the Annual Meeting, and the number of votes cast for, against or withheld, as well as abstentions and broker non-votes, if applicable, with respect to each such matter is set forth below.

1)	The proposal to elect the nominees listed below as Directors of the Company, each to serve until the Company’s 2016 Annual Meeting of Stockholders or until his or her respective successor is elected and qualified or until his or her earlier resignation or removal.

	For	Against	Abstain	Non Votes
Brent D. Richardson	17,158,820	24,726,833	8,865	1,428,270
Brian E. Mueller	41,848,951	43,252	2,315	1,428,270
David J. Johnson	41,848,453	43,850	2,215	1,428,270
Jack A. Henry	41,844,043	43,825	6,650	1,428,270
Bradley A. Casper	41,848,044	44,224	2,250	1,428,270
Kevin F. Warren	41,848,887	43,381	2,250	1,428,270
Sara R. Dial	41,832,914	59,749	1,855	1,428,270

ISS Proxy Advisory Services (“ISS”) issued a report dated April 30, 2015, in which ISS recommended that stockholders vote against Mr. Richardson’s election, citing as the sole reason for such recommendation that Mr. Richardson did not attend at least 75% of the Board of Directors meetings held in 2014 (he attended five out of seven). In response, the Company filed additional proxy materials on May 6, 2015, in which it explained the circumstances surrounding Mr. Richardson’s attendance during 2014 (including his attendance at all regularly scheduled meetings) as well as his excellent historical attendance record. Notwithstanding this explanation, ISS did not change its recommendation. At the Annual Meeting, Mr. Richardson did not receive a majority of the votes cast in favor of his election as a director. Accordingly, as required by the majority voting policy reflected in Article II, Section 2.10 of the Third Amended and Restated Bylaws of the Company and the Company’s Corporate Governance Principles and Practices, Mr. Richardson promptly tendered his resignation to the Board of Directors, with the effectiveness of such resignation being conditioned on the Board’s acceptance thereof.

The Nominating and Corporate Governance Committee (the “Committee”) of the Board is considering Mr. Richardson’s tendered resignation and expects to recommend to the full Board whether to accept or reject the resignation. In considering whether to recommend that the Board accept or reject Mr. Richardson’s tendered resignation, the Committee expects to consider all factors believed relevant, including without limitation: (i) the stated reasons why stockholders cast “against” votes for the election of Mr. Richardson, (ii) Mr. Richardson’s qualifications, (iii) Mr. Richardson’s past and expected future contributions to the Company, (iv) the overall composition of the Board, and (v) whether accepting the tendered resignation would cause the Company to fail to meet any applicable rule or regulation, including under the Nasdaq listing requirements and federal securities laws. The Board expects to act on the Committee’s recommendation within ninety (90) days following certification of the stockholder vote, and such determination will be promptly disclosed in a Current Report on Form 8-K disclosing both the determination and the basis for the Board’s decision. Pending the Board’s action, Mr. Richardson expects to continue serving on the Board although he will not participate in the Committee or Board deliberations regarding his resignation.

2)	The proposal to approve, on an advisory basis, the compensation of our named executive officers.

	For	Against	Abstain	Broker Non Votes
Compensation of Officers	40,708,034	971,790	214,694	1,428,270

3)	The proposal to ratify the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2015.

	For	Against	Abstain
Ratification of KPMG LLP	43,115,622	253	206,913

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

GRAND CANYON EDUCATION, INC.

Date: May 22, 2015	By:	/s/ Daniel E. Bachus
Daniel E. Bachus
Chief Financial Officer
(Principal Financial and Principal Accounting Officer)